SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Enphase Energy, Inc.
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ENPHASE ENERGY, INC.
1420 N. McDowell Blvd.
Petaluma, CA 94954
(707) 774-7000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 17, 2018
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Enphase Energy, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 17, 2018 at 9:00 a.m. local time at our principal office located at 1420 N. McDowell Blvd., Petaluma, CA 94954 for the following purposes:

1.	To elect one nominee for director to the Board of Directors, to hold office until the 2021 Annual Meeting of Stockholders.

2.	To approve, on advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.	To indicate, on advisory basis, the preferred frequency of holding future advisory votes on executive compensation of the Company’s named executive officers.

4.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 150,000,000.

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To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018.

6.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 23, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 17, 2018 at our principal office located at 1420 N. McDowell Blvd., Petaluma, CA 94954.

[The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission, are available at https://materials.proxyvote.com/29355a.]

By Order of the Board of Directors

/s/ Badrinarayanan Kothandaraman

Badrinarayanan Kothandaraman President and Chief Executive Officer
Petaluma, California
April 3, 2018

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 You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the internet as instructed in these materials, or sign and return your proxy card prior to the meeting in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

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ENPHASE ENERGY, INC.
1420 N. McDowell Blvd.
Petaluma, CA 94954
PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Under rules adopted by the Securities and Exchange Commission (“SEC”), Enphase Energy, Inc. (sometimes referred to as “Company,” “Enphase,” “we” or “us”) has elected to provide access to our proxy materials over the internet. We are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 3, 2018 to all stockholders of record entitled to vote at the annual meeting (“Annual Meeting”).
Will I receive any other proxy materials by mail?
We do not expect to send any proxy materials by mail unless requested.
How do I attend the annual meeting?
The meeting will be held on Thursday, May 17, 2018 at 9:00 a.m. local time at our principal office located at 1420 N. McDowell Blvd., Petaluma, CA 94954. Directions to the Annual Meeting may be found at www.enphase.com/contactus. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on March 23, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 95,828,620 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 23, 2018 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 23, 2018 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are five matters scheduled for a vote:

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•	Election of one nominee as a Class III director to serve until the 2021 Annual Meeting of stockholders or until his successor has been elected and qualified;

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.;

•	Advisory indication of the preferred frequency of holding future advisory votes on executive compensation of the Company’s named executive officers;

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Approval of proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 125,000,000 to 150,000,000 shares; and

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Ratification of selection by the Audit Committee of the Board of Directors (“Audit Committee”) of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

What if another matter is properly brought before the meeting?
The Board of Directors (“Board”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may vote “For” the nominee to the Board, or you may “Withhold” your vote for that nominee. With regard to your advisory vote on how frequently we should solicit shareholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each other matter to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

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To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Pacific Time on May 16, 2018 to be counted.

•	To vote in person, come to the Annual Meeting, provide proof of your identity and shareholding, and we will give you a ballot.

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To vote over the telephone, dial toll-free 1-800-579-1639 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Pacific Time on May 16, 2018 to be counted.

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To vote by mail, you must request printed copies of the proxy materials by mail and then fill out the proxy card and send it back in the envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Enphase. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

We provide internet and telephone proxy voting to allow you to vote your shares online or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, you must bear any costs associated with your internet access, such as usage charges from internet access providers.

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How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 23, 2018.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine” under the rules of the New York Stock Exchange (NYSE). Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. These un-voted shares are counted as “broker non-votes.” Proposal No. 1 (election of the nominee for director), Proposal No. 2 (advisory vote on compensation of named executive officers) and Proposal No. 3 (frequency of advisory votes on executive compensation) are considered to be “non-routine” matters under the NYSE rules, and we therefore expect broker non-votes to exist in connection with those proposals. Proposal No. 4 (approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation) and Proposal No. 5 (ratification of the appointment of our independent registered public accounting firm) are considered to be “routine” matters.
I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable,

•	“FOR” the election of the nominee named in this proxy statement to serve on the Board;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;

•	“FOR ONE YEAR” as the preferred frequency of advisory votes to approve executive compensation;

•	“FOR” the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with specific voting instructions, the broker or other nominee may vote your shares “FOR” matters considered “routine,” as noted in the section above on “broker non-votes.”
As a reminder, if you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?

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Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may request and submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or online.

•	You may send a timely written notice that you are revoking your proxy to Enphase’s Corporate Secretary at 1420 N. McDowell Blvd., Petaluma, CA 94954.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or online proxy timely provided to us is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by [December 1, 2018], to Enphase’s Corporate Secretary at 1420 N. McDowell Blvd., Petaluma, CA 94954, and must comply with all requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2019, you must do so in writing following the above instructions not earlier than the close of business on [January 17, 2019 and not later than the close of business on February 15, 2019]. We advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2019 is held more than 30 days before or after May 17, 2019. The section titled “Nominating and Corporate Governance Committee” in this proxy statement provides additional information on the director nomination process.

How many votes are needed to approve each proposal?

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Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes; withheld votes will have no effect.	Not applicable	No effect
2	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. However, this proposal is advisory and non-binding upon us.	Against	No effect
3	Advisory vote on the frequency of stockholder advisory votes on executive compensation	The frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter.	Against each of the proposed voting frequencies	No effect
4	Amendment of Certificate of Incorporation to increase the authorized shares	“For” votes from the holders of a majority of the outstanding shares entitled to vote on the matter.	Against	Not applicable
5	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2018	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter.	Against	Not applicable

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 95,828,620 shares outstanding and entitled to vote. Thus, the holders of 47,914,311 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Who should I contact if I have any questions?
If you have any questions about the Annual Meeting, our proxy materials or your ownership of our common stock, please contact our Corporate Secretary, at 1420 N. McDowell Blvd., Petaluma, CA 94954 USA, telephone 1-877-797-4743.

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PROPOSAL 1
ELECTION OF DIRECTORS
CLASSIFIED BOARD
The Board presently has six members. However, the Board has voted to decrease the authorized size of the Board to five members effective as of the date of the Annual Meeting. The Board is divided into three classes. All classes currently consist of two members, although Class III will have one member after the Annual Meeting. Each class has a three-year term. Vacancies on the Board may be filled only by persons appointed by a majority of the remaining directors. A director appointed by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.
The term of office of the Class III directors will expire at the 2018 Annual Meeting. As previously disclosed, class III director John H. Weber has advised the Board of his decision not to stand for reelection. The nominee listed below is currently the other Class III director of the Company. He was appointed by the Board effective September 3, 2017 to fill the vacancy created by the resignation of Paul Nahi on August 8, 2017, and also serves as the Chief Executive Officer of the Company. He has not previously been elected by the stockholders. If elected at the Annual Meeting, the nominee would serve until the 2021 annual meeting and until his successor has been elected and qualified, or, if sooner, until the director’s death, resignation or removal.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominee receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of such substitute nominee as our Nominating and Corporate Governance Committee of the Board (“Nominating and Corporate Governance Committee”) may propose. The person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that the nominee will be unable to serve.
The following table sets forth the names, ages and positions of our directors as of March 23, 2018, the record date:

Name	Age	Position(s)

Badrinarayanan Kothandaraman	46	President, Chief Executive Officer, and Director
Steven J. Gomo(2)	65	Director
Benjamin Kortlang(1)(5)	42	Director
Richard Mora(5)(6)	53	Director
Thurman John Rodgers(3)(4)	70	Director
John H. Weber	62	Director

(1)	Chair of the Nominating and Corporate Governance Committee.

(2)	Chair of the Audit Committee.

(3)	Chair of the Compensation Committee.

(4)	Member of the Nominating and Corporate Governance Committee.

(5)	Member of the Audit Committee.

(6)	Member of the Compensation Committee.

It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting of Stockholders.
The following is a brief biography of the nominee and each director whose term will continue after the Annual Meeting.

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Nominee For Election For A Three-Year Term Expiring At The 2021 Annual Meeting
Class III Director
Badrinarayanan Kothandaraman joined Enphase in April 2017 as chief operating officer, before being appointed president and chief executive officer and a member of our board of directors effective September 3, 2017. Mr. Kothandaraman previously served as Executive Vice President of the Data Communications Division of Cypress Semiconductor, a semiconductor design and manufacturing company, from April 2011 to September 2016. An engineer by training, Kothandaraman received his bachelor of technology degree from IIT Madras and a master of science degree in materials science from University of California, Berkeley. He started his career with Cypress Semiconductor in 1995 and worked in process technology development and chip design before becoming vice president of the Asynchronous SRAM Business in 2008. Kothandaraman was subsequently promoted to executive vice president of Cypress's Data Communications Division in November 2011 and spent the next five years building the USB 3.0, USB-C and the Internet of Things businesses. He also served as the executive director of Cypress Semiconductor Technology India Private Limited from 2012 to 2016. Mr. Kothandaraman attended the Stanford Executive Program in 2008 and holds eight U.S. patents. Mr. Kothandaraman brings to our Board strong technical, operational, strategy, and leadership experience during his 21-year career at Cypress Semiconductor.
The nominee receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. Proxies may not be voted for a greater number of persons than the number of nominees named.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEE.
Class II Directors Continuing in Office Until the 2020 Annual Meeting
Benjamin Kortlang has served as a member of our Board since May 2010. Since February 2008, Mr. Kortlang has been a Partner with Kleiner Perkins Caufield & Byers, a venture capital firm. From July 2000 to January 2008, Mr. Kortlang worked with Goldman, Sachs & Co., most recently co-heading Goldman’s Alternative Energy Investing business. From June 2005 to February 2008, Mr. Kortlang was a Vice President within Goldman’s Special Situations Group, before which he was a Vice President in Goldman’s investment banking group focusing on Industrials and Natural Resources. From January 1996 to August 1998, Mr. Kortlang was an Associate with A.T. Kearney, Inc., a global management consulting firm where he focused on strategic and operations consulting in the energy, manufacturing, packaging, transportation and communications industries. From February 1993 to July 1994, Mr. Kortlang was a Business Analyst at National Australia Bank in strategic planning and macroeconomic forecasting. Mr. Kortlang holds a bachelor of business degree in economics and finance from Royal Melbourne Institute of Technology, a bachelor of commerce and an honors degree in econometrics from University of Melbourne and a master of business administration degree from the University of Michigan. As a venture capitalist, Mr. Kortlang’s focus on growth-stage investing in alternative energy technologies provides a valuable industry perspective to our Board. Mr. Kortlang’s investing and business experience also provide our Board with a valuable perspective on building alternative energy businesses.
Richard Mora has served as a member of our Board since February 2014. Since April 2017, Mr. Mora has served as the Chief Executive Officer of Landis+Gyr, an energy management company. From January 2014 to April 2017, Mr. Mora has served as the Chief Operating Officer of Landis+Gyr. From August 2011 to January 2014, Mr. Mora served as the President and Chief
Executive Officer of Landis+Gyr Americas where he had responsibilities for operations in both North and South America. From August 2008 to August 2011 Mr. Mora served as the President and Chief Executive Officer of Landis+Gyr North America. Mr. Mora holds a bachelor of arts degree in economics from Stanford University. Mr. Mora brings to our Board his expertise in process and productivity improvements at the corporate, regional and country level. In addition, his years of experience with respect to emerging companies, risk management, team building and international operations provide a valuable perspective for our Board.

Class I Directors Continuing in Office Until the 2019 Annual Meeting
Steven J. Gomo has served as a member of our Board since March 2011. From August 2002 until October 2004, Mr. Gomo served as Senior Vice President of Finance and Chief Financial Officer, and from October 2004 until December 2011, as Executive Vice President of Finance and Chief Financial Officer, of NetApp, Inc., a computer storage and data management company. From November 2000 to April 2002, Mr. Gomo served as Chief Financial Officer of Gemplus International S.A., a smart card provider, and from February 1998 until August 2000, Mr. Gomo served as Chief Financial Officer of Silicon Graphics, Inc., a high-performance computer and computer graphics company. Prior to February 1998, Mr. Gomo held various

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finance, financial management, manufacturing, and general management positions at Hewlett-Packard Company, an information technology company. Mr. Gomo holds a bachelor of science degree in business administration from Oregon State University and a master of business administration degree from Santa Clara University. Mr. Gomo currently serves on the Board of Nutanix, Inc., a next-generation hyperconverged enterprise cloud platform company. From February 2005 to May 2017 Mr. Gomo served on the Board of SanDisk Corporation, a designer, developer and manufacturer or flash storage solutions. From February 2012 to November 2017 Mr. Gomo served on the Board of NetSuite Inc., a provider of cloud-based financials, Enterprise Resource Planning and omnichannel commerce software suites. Mr. Gomo brings to our Board valuable financial and business expertise through his years of experience as a chief financial officer with publicly traded companies. Mr. Gomo provides an important role in leading the Board’s activities on financial and auditing matters, as well as collaborating with our independent registered public accounting firm and management team in these areas.
Thurman John Rodgers T.J. Rodgers has served as a member of our Board since January 2017. Mr. Rodgers founded Cypress Semiconductor Corporation in 1982 and served as the President, Chief Executive Officer and as a member of the Board of Directors until April 2017. From May 2002 to May 2011 Mr. Rodgers served as a member of the board of directors of SunPower Corporation, an energy company. Mr. Rodgers is presently a member of the board of directors of several privately-held companies. From June 2004 through December 2012 Mr. Rodgers was a member of the board of trustees of Dartmouth College, his alma mater, and holds bachelor’s degrees in physics and chemistry from Dartmouth and a master’s degree and Ph. D in electrical engineering from Stanford University. At Stanford, Mr. Rodgers invented, developed and patented VMOS technology. Mr. Rodger’s brings 35 years of public company CEO experience to our board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent within the meaning of Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.
Our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that each of our current directors, other than Mr. Kothandaraman, qualifies as an “independent” director within the meaning of the Nasdaq rules. Accordingly, a majority of our directors are independent, as required under Nasdaq rules.
In making this determination, our Board considered certain relationships and transactions that occurred in the ordinary course of business between the Company and entities which some of our directors are or have been affiliated. The Board considered the following relationships and transactions that occurred during any 12-month period within the last three fiscal years and determined that they were not material transactions that would impair the particular director’s independence or interfere with their exercise of independent judgment in carrying out their responsibilities as directors:

•	Mr. Kortlang’s affiliation with Kleiner Perkins Caufield & Byers (“KPCB”), one of our stockholders.

•	Mr. Rodgers’ purchase of 5,406,574 shares of our common stock in a private financing in January 2017.
Our non-employee directors have been meeting, and we anticipate that they will continue to meet, in regularly scheduled executive sessions at which only non-employee directors are present.
BOARD LEADERSHIP STRUCTURE
Our Board has a Lead Independent Director, Mr. Gomo, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors. Accordingly, the Lead Independent Director has substantial ability to shape the work of the Board. The Company believes that having a Lead Independent Director reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having a Lead Independent Director creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether

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management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having a Lead Independent Director can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, the Board meets with certain members of our executive team, including the heads of our different organizational functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business.
MEETINGS OF THE BOARD OF DIRECTORS
The Board met nine times during the last fiscal year. Each director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he served during the portion of the last fiscal year for which he was a director or committee member.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee, among other things:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the scope of engagement and compensation of the independent auditors;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; and

•	establishes procedures, as required by law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.
Our Audit Committee also has the following responsibilities:

•	determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services;

•	reviewing and approving or rejecting transactions between the Company and any related persons; and

•
reviewing and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls.

Since January 31, 2018, the Audit Committee is composed of three directors: Messrs. Gomo, Kortlang and Mora. From June 7, 2013 to January 31, 2018, the Audit Committee was composed of three directors: Messrs. Gomo, Kortlang and

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Weber. The Audit Committee met six times during the 2017 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at http://investor.enphase.com/corporate-governance.cfm.
The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent, as required by Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards. In making this determination, our Board considered Mr. Kortlang’s affiliation with KPCB, one of our stockholders, the percentage of the Company’s outstanding shares of common stock beneficially owned by KPCB and its affiliates, the related party transactions to which Mr. Kortlang and/or KPCB have been a party, and determined that such affiliation, beneficial ownership and transactions do not materially affect Mr. Kortlang’s independent judgment.

The Board has also determined that Mr. Gomo qualifies as an “audit committee financial expert,” as defined in SEC rules. The Board made a qualitative assessment of Mr. Gomo’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.
[Report of the Audit Committee of the Board of Directors1
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Mr. Steven J. Gomo
Mr. Benjamin Kortlang
Mr. John H. Weber]

[1]
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
Since November 2, 2017, the Compensation Committee has been composed of two directors: Messrs. Mora and Rodgers. From January 6, 2017 to November 2, 2017, the Compensation Committee was composed of three directors: Messrs. Mora, Rodgers and Weber. From February 2016 to January 6, 2017, the two members of the Compensation Committee were Messrs. Mora and Weber. All members of the Company’s Compensation Committee have been and are “independent,” as required by Rules 5605(a)(2) and 5605(d)(2) of the Nasdaq listing standards. The Compensation Committee met two times during the fiscal year, and acted by unanimous written consent on several other occasions. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.enphase.com/corporate-governance.cfm.
The Compensation Committee acts on behalf of the Board to review and adopt, or recommend to the Board for adoption, and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	approving or recommending for approval to our Board the compensation and other terms of employment of our executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers;

13.

•
evaluating and recommending to the Board for approval the compensation plans and programs, as well as evaluating and recommending to the Board for approval the modification or termination of existing plans and programs;

•	reviewing and approving the type and amount of compensation to be paid or awarded to Board members;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing the adequacy of our Compensation Committee charter on a periodic basis; and

•	reviewing and evaluating the performance of the Compensation Committee.

Compensation Committee Processes and Procedures

The Compensation Committee meets annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer and Vice President of Human Resources. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In 2017, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, as compensation consultants to:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

In 2017, the Compensation Committee reviewed the independence of Compensia pursuant to the criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq listing standards and found no conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company.
The Nominating and Corporate Governance Committee is composed of two directors: Messrs. Kortlang and Rodgers. Prior to January 6, 2017, the Nominating and Corporate Governance Committee was composed of three directors: Messrs. Kortlang, and former directors Neal Dempsey and Jameson McJunkin. All members of the Nominating and Corporate Governance Committee are independent (as independence is defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee did not hold a standalone meeting during the 2017 fiscal year, but Committee business was discussed from time to time during meetings of the Board. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investor.enphase.com/corporate-governance.cfm.

14.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including: having the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon Nasdaq listing standards, SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. To date, the Nominating and Corporate Governance Committee has not received any such nominations nor has it rejected a director nominee from a stockholder or stockholders holding more than 5% of the Company’s voting stock. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to our Corporate Secretary at the following address: 1420 N. McDowell Blvd., Petaluma, CA 94954, at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
We have not adopted a formal process for stockholder communications with the Board. However, every reasonable effort has been made to ensure that the views of stockholders are heard by the Board or individual director, and that appropriate responses are provided to stockholders in a timely manner. Our stockholders may direct communications to a particular director or to the directors generally, in care of Enphase Energy, Inc. 1420 N. McDowell Blvd., Petaluma, CA 94954.
In addition, any interested person, including any stockholder, may communicate directly with our non-management directors. Persons interested in communicating directly with our non-management directors regarding any concerns or issues may do so by addressing correspondence to a particular director, or to our non-management directors generally, in care of Enphase Energy, Inc. 1420 N. McDowell Blvd., Petaluma, CA 94954. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Lead Independent Director, or the Chair of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee.

CORPORATE GOVERNANCE
Our Board has adopted Corporate Governance Guidelines (“Guidelines”) that outline the role of the Board and the responsibilities its various committees. These Guidelines are available on our website at http://investor.enphase.com/corporate-governance.cfm. The Guidelines assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The

15.

Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Guidelines set forth the practices that the Board intends to follow with respect to board composition and selection, the role of the Board, director orientation and education, director compensation, board meetings and involvement of senior management, board committees, Chief Executive Officer performance evaluation, succession planning and board assessment.
CODE OF CONDUCT
The Company has adopted the Enphase Energy Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all officers, directors and employees. The Code of Conduct is available on the Company’s website at http://investor.enphase.com/corporate-governance.cfm. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company intends to promptly disclose the nature of the amendment or waiver on its website.

16.

PROPOSAL 2
APPROVAL ON A NON-BINDING, ADVISORY BASIS OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. We are seeking an advisory vote from our stockholders to approve the compensation paid to our named executive officers “(NEOs”), as disclosed in this proxy statement.

The Compensation Committee, with assistance from an external compensation consultant, has structured our executive compensation program to stress a pay-for-performance philosophy. The compensation opportunities provided to our NEOs are significantly dependent on Enphase’s financial performance, the performance of Enphase’s stock and the NEO’s individual performance, which are intended to drive creation of sustainable stockholder value. The Compensation Committee will continue to emphasize what it believes to be responsible compensation arrangements that attract, retain, and motivate high caliber executive officers, and motivate those officers to achieve Enphase’s short- and long-term business strategies and objectives.

You have the opportunity to vote “For” or “Against” or to “Abstain” from to approve, on an advisory basis, the compensation paid to our NEOs as disclosed below in this proxy statement. In deciding how to vote on this proposal, we encourage you to consider Enphase's executive compensation philosophy and objectives, and the design principles and the elements of Enphase's executive compensation program described below. As described in this proxy statement, a guiding principle of our compensation philosophy is that compensation should be linked to performance and that the interests of our executives and stockholders should be aligned. Our compensation program is a mix of short- and long-term components, cash and equity elements and fixed and contingent payments in proportions we believe will provide the proper incentives, reward our NEOs and help us achieve our goals and increase stockholder value. For example:

•	Our NEOs receive a market-based compensation package.

•
NEOs compensation is substantially tied to performance. A significant portion of their cash and equity compensation is based upon our financial performance along with our assessments of individual performance.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. The compensation of our NEOs subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

While your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board or Enphase, we value the opinions of our stockholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding our executive compensation program.

Approval of this Proposal 2 requires “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL 2

17.

PROPOSAL 3

APPROVAL OF CONDUCTING THE STOCKHOLDER ADVISORY VOTE
ON EXECUTIVE COMPENSATION EVERY ONE YEAR

The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act also enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. We are asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. We are seeking an advisory vote from our stockholders as to whether the stockholder advisory vote on executive compensation (as set forth in Proposal No. 2 above) should occur every year.
Although SEC rules allow for stockholder advisory votes on executive compensation to be held every one, two or three years, the Board believes that an annual advisory say-on-pay vote will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Therefore, the Board recommends that the advisory vote on the compensation of our NEOs occur every year. As your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board or Enphase, the Board may decide that it is in the best interests of Enphase and its stockholders to hold a stockholder advisory vote on executive compensation more or less frequently than the option recommended by our stockholders. However, we value the opinions of our stockholders on executive compensation matters and we will take the results of this advisory vote into consideration when making future decisions regarding the frequency with which Enphase holds a stockholder advisory vote on the compensation paid to our NEOs.
This non-binding “frequency” vote is required to be submitted to our stockholders at least once every six years.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. The alternative among one year, two years or three years that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be deemed to be the frequency preferred by the stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” ON THIS PROPOSAL 3

18.

PROPOSAL 4
APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors is requesting stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the Company’s authorized number of shares of Common Stock from 125,000,000 shares to 150,000,000 shares.
Our Board of Directors has no present plans or proposals to issue the additional shares of Common Stock that would be authorized by this Proposal 4.
REASONS TO APPROVE THE INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is desirable in order to enhance our flexibility in taking possible future actions, such as raising additional equity capital, exchanging equity for debt or other transactions that have similar effect, stock-based acquisitions, stock splits and dividends, equity compensation awards or other corporate purposes. The proposed amendment will allow us to accomplish these objectives without further stockholder approval. By approving the increase now, in advance of any specific need or plans, we will be able to act in a timely manner when such a need arises or when our Board believes it is in the best interests of Enphase and our stockholders to take action, without the delay and expense that would be required at that time to obtain stockholder approval of such an increase as a special meeting of stockholders.
If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance. No further stockholder authorization would be required prior to the issuance of such shares of Common Stock by us, except where stockholder approval is required under Nasdaq rules.
In addition to the 95,828,620 shares of Common Stock outstanding on March 23, 2018, there were:

•	4,599,407 shares reserved for future issuance under the Company’s stockholder approved 2011 Equity Incentive Plan, as amended;

•	990,658 shares reserved for future issuance under the Company’s 2011 Employee Stock Purchase Plan, as amended;

•	1,220,000 shares of Common Stock which may be issued upon exercise of warrants currently held by those Lenders party to the Amended and Restated Loan and Security Agreement, dated February 10, 2018;

•	8,355,143 shares of Common Stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $1.77 per share; and

•	3,176,164 shares of Common Stock issuable upon the vesting of outstanding restricted stock units.

The additional Common Stock to be authorized by adoption of the amendment would have rights identical to your outstanding Common Stock. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of our Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. The increase in authorized Common Stock could make more difficult or discourage attempts to obtain control of the Company, thereby having an anti-takeover effect. The increase in authorized shares of Common Stock is not being proposed in response to any known threat to acquire control of the Company.
If the stockholders approve Proposal 4, we will file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to amend Article IV, Section A, in its entirety, to read as follows:

(A)This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is One Hundred and Sixty Million (160,000,000) shares, each with a par value of $0.00001 per share. One Hundred and Fifty Million (150,000,000) shares shall be Common Stock and Ten Million (10,000,000) shares shall be Preferred Stock.

Except for this paragraph, all of the remaining provisions in Article IV of the Amended and Restated Certificate of Incorporation would remain in full force and effect without change. The text of the proposed amendment is subject to modification to include such changes as our Board determines to be necessary or advisable to effect this Proposal 4.

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Approval of this Proposal No. 4 requires “For” votes from the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting. If you are a stockholder of record as of the Record Date and you fail to vote in person, return your proxy card or to vote using the telephone or internet, it will have the same effect as an “Against” vote. If you are a stockholder of record and return a signed and dated proxy card without providing specific voting instructions on Proposal 4, or do not specify your vote on Proposal 4 when voting using the telephone or internet, your shares will be voted “For” Proposal 4 in accordance with the recommendations of our Board of Directors. Abstentions will have the same effect as “Against” votes.
We believe that Proposal 4 will be deemed to be a “routine” matter. Therefore, if you are a beneficial owner of shares registered in the name of your broker or other nominee and you fail to provide instructions to your broker or nominee as to how to vote your shares on Proposal 4, your broker or nominee will have the discretion to vote your shares on Proposal 4. Accordingly, if you fail to provide voting instructions to your broker or nominee, your broker or nominee can vote your shares on Proposal 4 in a manner that is contrary to what you intend. For example, if you are against the approval of Proposal 4 but you do not provide any voting instructions to your broker, your broker can nonetheless vote your shares “For” Proposal 4. While we do not expect any broker non-votes on Proposal 4, if you do not provide voting instructions and your broker or nominee fails to vote your shares, this will have the same effect as an “Against” vote. If you are a beneficial owner of shares registered in the name of your broker or other nominee, we strongly encourage you to provide voting instructions to the broker or nominee that holds your shares to ensure that your shares are voted in the manner in which you want them to be voted.
If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

PROPOSAL 5
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte & Touche LLP has audited our financial statements since 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Our Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. However, the Audit Committee is not bound by a vote either for or against this proposal. The Audit Committee will consider a vote against Deloitte & Touche LLP by the stockholders in selecting our independent registered public accounting firm in the future. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes.
PRINCIPAL ACCOUNTANT FEES AND SERVICES

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The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2017 and 2016, by Deloitte & Touche LLP, our independent registered public accounting firm:

	Years Ended December 31,
	2017	2016
	(in thousands)
Audit Fees	$1,224	$1,107
Audit-related Fees	—	—
Tax Fees	81	27
All Other Fees	—	—
Total Fees	$1,305	$1,134
Audit Fees: For 2017 and 2016, consists of fees for professional services rendered, including audited financial statements presented in our annual report on Form 10-K, review of interim financial statements presented in our quarterly reports on Form 10-Q, our registration statement on Form S-8 related to our equity incentive plans and other matters related to our periodic filings with the SEC. In addition, for 2016, includes services rendered in connection with our Form S-3 registration statement related to our secondary public offering of common stock in September 2016 and our filing a prospectus supplement for a potential at-the-market public offering in December 2016.
Tax Fees: Consists of professional services rendered for tax compliance, tax advice and tax planning.
All fees described above were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES.
Our Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis.
[In connection with the audit of our 2018 financial statements, we entered into an engagement agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit and interim services for us.]
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 5

21.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 9, 2018 by: (i) each director and nominee for director; (ii) each named executive officer as set forth in the Summary Compensation Table of this proxy statement; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Enphase Energy, Inc. 1420 N. McDowell Blvd., Petaluma, CA 94954.

	Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Inversiones Kinacu Limitada(2)	9,523,809	9.98%
Foris Ventures, LLC(3)	5,406,574	5.66
Rodgers Massey Revocable Living Trust dtd 4/4/11(4)	5,406,574	5.66
Named Executive Officers and Directors
Paul B. Nahi(5)	2,284,544	2.35
Badrinarayanan Kothandaraman(6)	250,000	*
Humberto Garcia(7)	192,411	*
Steven J. Gomo(8)	309,511	*
Benjamin Kortlang(9)	4,331,994	4.53
Richard Mora(10)	210,453	*
Thurman John Rodgers(11)	5,541,875	5.80
John H. Weber(12)	204,100	*
All executive officers and directors as a group (8 persons)(13)	13,157,467	13.52

 *    Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 95,441,963 shares of our common stock outstanding at February 9, 2018. In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to shares held by the person that are currently exercisable or exercisable (or issuable upon vesting of restricted stock units (“RSUs”) within 60 days of February 9, 2018. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

(2)
The indicated ownership is based solely on a Schedule 13G filed with the SEC by Inversiones Kinacu Limitada (“IKL”) on March 16, 2018, reporting beneficial ownership as of February 9, 2018. IKL has sole voting power with respect to none of the shares and sole dispositive power with respect to all of the shares. The address for IKL is 5711 Pdte. Riesco, office No. 1602, Las Condes, Santiago, Chile.

(3)
The indicated ownership is based solely on a Schedule 13G filed with the SEC by Foris Ventures, LLC on January 19, 2017, reporting beneficial ownership as of January 17, 2017. Vallejo Ventures Trust (“VVT”), the member of Foris Ventures, LLC, may be deemed to have sole voting power of these shares of common stock, and L. John Doerr (“John Doerr”) and Ann Doerr, the trustees of VVT, and Barbara Hager, the special trustee of VVT, may be deemed to have shared voting power of the shares. The schedule 13G filed by the reporting person provides information only as of January 13, 2017, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between January 17, 2017 and February 9, 2018. The address for each of the reporting persons is: c/o Foris Ventures, LLC, 751 Laurel Street #717, San Carlos, CA 94070.

(4)
The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on January 19, 2017, reporting beneficial ownership as of January 19, 2017 and consists of common stock held of record by Rodgers Massey Revocable Living Trust dtd 4/4/11, for which Mr. Rodgers and his spouse, Valeta Massey, serve as trustees and share joint voting and dispositive power. The Schedule 13G filed by the reporting person provides information only as of January 9,

22.

2017, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between January 9, 2017 and February 9, 2018. The address for the reporting persons is: 575 Eastview Way, Woodside, CA 94062.

(5)
Includes: (a) 27,533 shares of common stock held by Paul B. Nahi and Sheila B. Nahi, as Trustees of the Kayla Nahi Trust u/a/d December 21, 2009; (b) 27,533 shares of common stock held by Paul B. Nahi and Sheila B. Nahi, as Trustees of the Skylar Lisle Nahi Trust u/a/d December 21, 2009; (c) 501,822 shares of common stock held in the Nahi Family Revocable Living Trust; (d) 765,900 shares issuable pursuant to stock options exercisable within 60 days of February 9, 2018; and (e) 939,881 shares held directly by Mr. Nahi. Mr. Nahi resigned as our president and chief executive officer, and as a director, in August 2017.

(6)	Consists solely of stock options exercisable for 250,000 shares within 60 days of February 9, 2018.

(7)
Includes: (a) 107,925 shares issuable pursuant to stock options exercisable within 60 days of February 9, 2018; (b) 41,291 shares of common stock issuable upon the vesting of RSUs within 60 days of February 9, 2018; and (c) 43,195 shares held directly by Mr. Garcia.

(8)	Consists solely of stock options exercisable for 309,511 shares within 60 days of February 9, 2018

(9)
Includes: (a) 3,997,479 shares held by KPCB Holdings, Inc., of which Mr. Kortlang is a board member; (b) stock options exercisable for 223,463 shares within 60 days of February 9, 2018; and (c) 111,052 shares held directly by Mr. Kortlang. Mr. Kortlang disclaims beneficial ownership of the shares described in (8)(a) above, except to the extent of his pecuniary interest therein.

(10)	Consists solely of stock options exercisable for 210,453 shares within 60 days of February 9, 2018.

(11)	Consists of the shares described in Note (3) above and 135,301 stock options exercisable within 60 days of February 9, 2018.

(12)	Consists solely of stock options exercisable for 204,111 shares within 60 days of February 9, 2018.

(13)
Includes: (a) 11,055,069 shares beneficially owned by the current directors and executive officers; (b) 2,094,160 shares issuable pursuant to stock options exercisable within 60 days of February 9, 2018; and (c) 41,291 shares of common stock issuable upon the vesting of RSUs within 60 days of February 9, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

23.

MANAGEMENT
EXECUTIVE OFFICERS OF THE REGISTRANT
The following table sets forth certain information concerning our executive officers as of March 23, 2018:

Name	Age	Position
Badrinarayanan Kothandaraman	46	President, Chief Executive Officer
Humberto Garcia	53	Vice President and Chief Financial Officer
David Ranhoff	63	Vice President and Chief Commercial Officer
Badrinarayanan Kothandaraman. Mr. Kothandaraman’s biography is included above under the section titled “Proposal 1- Nominee For Election For A Three-Year Term Expiring At The 2021 Annual Meeting - Class III Director.”
Humberto Garcia has served as our Vice President and Chief Financial Officer since August 2017. From August 2010 until August 2017, Mr. Garcia served as our Corporate Controller and then as our Vice President of Finance. From April 2004 until August 2010, Mr. Garcia served as GM and Corporate Controller for RealNetworks, Inc., a developer of universal technology platforms for streaming digital media. Mr. Garcia is a Certified Public Accountant in California (inactive) and earned a Bachelor of Science degree in Business Administration and Accounting from California State University, Fresno.

David Ranhoff has served as our Vice President and Chief Commercial Officer since December 2017. Mr. Ranhoff joined Enphase from GCL Solar Materials, a solar energy equipment supplier, where he was the president and CEO from April 2017 to December 2017. Prior to GCL, he was with SunEdison Inc., a renewable energy company,serving as president of the Solar Materials group from July 2013 until March 2017, and as a senior vice president of sales and marketing for both the solar materials and semiconductor divisions at SunEdison from July 2010 to June 2013. He joined SunEdison through its acquisition of Solaicx Inc., a crystal growth manufacturing company, where he served as president and CEO from May 2009 to July 2010. Mr. Ranhoff received his Bachelor of Science degree in electrical engineering from Northeastern University and attended the Stanford Executive Program.
EXECUTIVE COMPENSATION
We are a “small reporting company” as defined in Regulation S-K Item 10(f)(1). As a smaller reporting company, we rely on the reduced disclosure obligations regarding executive compensation in this proxy statement.
SUMMARY COMPENSATION TABLE
The following table provides information for the years presented regarding the compensation of each person who served as our principal executive officer and each of our two other most highly compensated persons serving as executive officers during 2017. We refer to these persons as our “Named Executive Officers.”
Summary Compensation Table

24.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation ($)	Total ($)
Paul B. Nahi
President and CEO(3)	2017	294,168	—	233,400	—	—	1,315,835	1,843,403
	2016	525,000	—	—	549,100	—	1,500	1,075,500

Badrinarayanan Kothandaraman
President and CEO(4)	2017	287,596	—	—	1,662,100	—	4,415	1,952,610

Humberto Garcia(3)
Chief Financial Officer	2017	312,500	—	544,285	—	—	3,582	860,367
	2016	274,391	50,000(5)	99,000	278,846	—	1,500	703,737

David Ranhoff
Chief Commercial Officer	2017	33,333	—	2,900,000	—	—	509	2,933,842

(1)
The dollar amounts in this column represent the grant date fair value of stock options and stock awards granted for the years indicated calculated in accordance with accounting standards relating to stock-based compensation excluding the effect of estimated forfeitures. For awards of RSUs, that amount is calculated by multiplying the closing price of our common stock on the date of grant by the number of units awarded. For option awards, that amount is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. For a discussion of the valuation methodology used, see Note 13 Stock-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on April 2, 2018. These amounts do not necessarily correspond to the actual value that may be realized from the option awards by the Named Executive Officers.

(2)	No cash bonuses were awarded to our Named Executive Officers under our 2016 and 2017 Bonus Programs.

(3)
Mr. Nahi resigned from his position as the Company’s President and CEO on August 4, 2017. In connection with his resignation, Mr. Nahi entered into a separation agreement with the Company on August 8, 2017, which included the following severance benefits: (a) a lump-sum cash payment of 12 months of base salary and a pro-rata portion of target annual bonus calculated at 100% of target levels for 2017 equal to $787,500; (b) Company-paid COBRA premiums for continued health insurance for up to 12 months, valued at $8,464; (c) accelerated vesting of 25% of Mr. Nahi’s outstanding equity awards, the value of which was $206,248; (d) an extended period of time to exercise any outstanding vested stock options (and other vested equity awards which carry a right to exercise) held by Mr. Nahi as of the date of termination valued at $5,597; (e) an additional lump sum payment of $200,000 for ongoing consulting services; and (f) payment of up to $60,000 in outplacement services. In addition, Mr. Nahi was paid $45,431 for unused vacation days. These amounts are included in the column headed “All Other Compensation.”

(4)
Mr. Kothandaraman was named President and CEO on September 2, 2017. Prior to that time he served as Vice President and Chief Operating Officer from April 2017 to September 2, 2017. He was granted 1,000,000 stock options on April 16, 2017 upon joining us as Chief Operating Officer, and was granted an additional 1,000,000 stock options on September 13, 2017 in conjunction with his appointment to the position of President and CEO.

2017 Stock Option Exchange
On April 3, 2017, upon approval of our board of directors, we commenced a Tender Offer (Offer) to exchange out of the money stock options for restricted stock units. Pursuant to the Offer, the Company accepted elections to exchange options to purchase 2,362,470 shares of common stock and issued replacement awards of restricted stock units for 733,559 shares of common stock. The Offer approximated a value for value exchange, and no incremental value was received by our participating NEOs.
Bonus Program
The Compensation Committee did not award any bonuses to Named Executive Officers in 2017.

25.

401(k) Plan
We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan provides that each participant may defer eligible compensation subject to the statutory limit, which was $18,000 for calendar year 2016. For the 2016 401(k) plan year, participants that are 50 years or older could also make “catch-up” contributions up to an additional $6,000 above the statutory limit.
Participants are immediately and fully vested in their contributions. For the 2016 401(k) plan year, a discretionary matching formula was used for all participants in the 401(k) plan, including our Named Executive Officers, pursuant to which we matched $0.25 for each dollar contributed by a participant up to the lesser of (i) 6% of the participant’s annual compensation, as defined in the 401(k) plan, or (ii) $1,500.
Such Company matching contributions are subject to a six year vesting schedule, with vesting beginning on the applicable participant’s start date. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, a participant’s contributions to the 401(k) plan and earnings on those contributions are not taxable to the participant until distributed from the 401(k) plan.
Pension Benefits
We do not maintain any pension or defined benefit retirement plans.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans.

Equity Compensation Plan Information
The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	11,931,267(1)	$1.77(2)	5,600,106(3)
Equity compensation plans not approved by security holders	—	—	—
Total	11,931,267	$1.77	5,600,106

(1)
Includes shares of common stock to be issued upon exercise of options granted under our Amended 2011 Equity Incentive Plan, our 2006 Equity Incentive Plan (the “2006 Plan”) and 3,504,817 shares of our common stock issuable pursuant to RSUs under our Amended 2011 Plan.

(2)
Because RSUs do not have an exercise price, the 3,504,817 shares of common stock issuable pursuant to RSUs under our Amended 2011 Plan are not included in the calculation of weighted average exercise price.

(3)
Includes 990,658 shares of common stock available for future purchase under our 2011 Employee Stock Purchase Plan and 4,609,449 shares of common stock available for issuance under our Amended 2011 Plan.

26.

 OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017.
The following table presents the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2016. Stock options were granted pursuant to our 2006 Plan prior to our initial public offering of common stock (“IPO”) in 2012 and pursuant to our 2011 Plan thereafter.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

	Option awards			Stock awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested (2) (#)	Market Value of Shares of Stock That Have Not Vested(2) ($)
Paul B. Nahi	45,747	—	2.36	6/25/2018
	494,373	—	1.63	8/11/2018
	225,780	—	2.14	8/11/2018

Badrinarayanan Kothandaraman	—	1,000,000(3)	1.31	4/15/2024
	—	1,000,000(4)	1.29	9/12/2024

Humberto Garcia	9,160(5)	10,840(5)	2.09	2/7/2023
	16,667(8)	183,333(8)	1.98	8/8/2023
					2,191(7)	5,280
					3,750(9)	90,387
					175,000(10)	421,750
					37,500(12)	90,375
					262,500(11)	632,625
					13,588(14)	32,747

David Ranhoff(14)	—	—	—	—	1,000,000(13)	2,410,000

(1)
Vesting of each stock option and stock award is contingent upon the Named Executive Officer’s continued service, except as may be accelerated on certain events described below under “Employment Contracts and Termination of Employment and Change of Control Arrangements.”

(2)
The dollar amounts in this column represent the market value of the shares underlying the RSUs as of December 31, 2017, based on the closing price of our common stock, as reported on the Nasdaq Global Market, of $2.41.

(3)	25% of the options vest on April 10, 2018 and the remainder in equal monthly installments for a period of 36 months.

(4)	25% of the options vest on September 3, 2018 and the remainder in equal monthly installments for a period of 36 months.

(5)	The shares subject to the stock option vest over a four-year period commencing February 1, 2016, with 1/48th of the shares vesting on a monthly basis.

(6)	The shares subject to the stock option vest over a four-year period commencing August 9, 2016, with 1/48th of the shares vesting on a monthly basis.

(7)
The shares subject to the RSU vest over a four-year period commencing on March 6, 2014, with 1/8th of the RSU (rounded down to the nearest whole share) vesting on August 15, 2014; thereafter, 1/8th of the RSUs (rounded down to the nearest whole share, expect for the last vesting installment) shall vest on each semi-annual anniversary of August 15, 2014.

(8)	The shares subject to the stock option vest over a four-year period commencing August 9, 2016, with 1/48th of the shares vesting on a monthly basis.

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(9)
The shares subject to the RSU vest over a four-year period commencing on March 4, 2015, with 1/8th of the RSU (rounded down to the nearest whole share) vesting on August 15, 2015; thereafter, 1/8th of the RSUs (rounded down to the nearest whole share, expect for the last vesting installment) shall vest on each semi-annual anniversary of August 15, 2015.

(10)
The shares subject to the RSU vest over a four-year period commencing on September 28, 2017, with 1/8th of the RSU (rounded down to the nearest whole share) vesting on November 15, 2017; thereafter, 1/8th of the RSUs (rounded down to the nearest whole share, except for the last vesting installment) shall vest on each semi-annual anniversary of November 15, 2017.

(11)
The shares subject to the RSU vest over a four-year period commencing on May 30, 2017, with 1/8th of the RSU (rounded down to the nearest whole share) vesting on August 15, 2017; thereafter, 1/8th of the RSUs (rounded down to the nearest whole share, except for the last vesting installment) shall vest on each semi-annual anniversary of August 15, 2017.

(12)
The shares subject to the RSU vest over a four-year period commencing on August 9, 2016, with 1/8th of the RSU (rounded down to the nearest whole share) vesting on August 8, 2015; thereafter, 1/8th of the RSUs (rounded down to the nearest whole share, expect for the last vesting installment) shall vest on each semi-annual anniversary of August 8, 2016.

(13)
The shares subject to the RSU vest over a four-year period with 1/8th of the RSU (rounded down to the nearest whole share) vesting on February 15, 2019; thereafter, 1/8th of the RSUs (rounded down to the nearest whole share, expect for the last vesting installment) shall vest on each semi-annual anniversary of February 9, 2019.

(14)
The shares were granted subject to the Offer. Shares issued in exchange for already vested options will vest on May 15, 2018. Shares issued in exchange for unvested options will continue to vest over the remainder of the original vesting period of the unvested portion of the option provided, however, that the new RSU will vest and the shares will be issued on a quarterly vesting schedule with fixed vesting dates occurring on February 15, May 15, August 15 and November 15 of each year.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS
Executive Severance Agreements
Paul B. Nahi
Mr. Nahi resigned from his position as President, CEO and director of the Company effective August 8, 2017. In connection with his resignation, Mr. Nahi entered into a separation agreement under which the Company provided him the following severance benefits: (a) a lump-sum cash payment of 12 months of base salary and a pro-rata portion of target annual bonus calculated at 100% of target levels for 2017 equal to $787,500; (b) Company-paid COBRA premiums for continued health insurance for up to 12 months, valued at $8,464; (c) accelerated vesting of 25% of Mr. Nahi’s outstanding equity awards, the value of which was $206,248; (d) an extended period of time to exercise any outstanding vested stock options (and other vested equity awards which carry a right to exercise) held by Mr. Nahi as of the date of termination valued at $5,597; (e) an additional lump sum payment of $200,000 for ongoing consulting services; and (f) payment of up to $60,000 in outplacement services. In addition, Mr. Nahi was paid $45,431 for unused vacation days.
Badrinarayanan Kothandaraman

Effective September 3, 2017 we appointed Mr. Kothandaraman to serve as our President and Chief Executive Officer. In connection with his appointment, Mr. Kothandaraman’s annual base salary was increased to $450,000 per year, with a target bonus opportunity of 100% of his base salary. Mr. Kothandaraman also received an additional stock option grant of 1,000,000 shares of our common stock. In addition, we designated Mr. Kothandaraman as a Tier I participant in the Severance Plan described below.

Humberto Garcia

On August 8, 2016, we appointed Mr. Garcia to serve as our Chief Financial Officer, on an at-will basis. In connection with his appointment, Mr. Garcia’s annual base salary was increased to $300,000 per year. In addition, Mr. Garcia received a bonus of $50,000, became eligible for an annual bonus, and received a stock option to purchase 200,000 shares of our common stock under the 2011 Incentive Plan, and a grant of 50,000 RSUs. Mr. Garcia also became a participant in the “Severance Plan” described

28.

below that provides for the payment of severance benefits to Mr. Garcia in the event of the termination of his employment following a change in control.

David Ranhoff

Effective December 1, 2017, we appointed Mr. Ranhoff to serve as our Chief Commercial Officer, at an annual base salary of $400,000 and with a bonus target of 75% of base salary. In addition, we designated Mr. Ranhoff’s as a Tier I participant in the Severance Plan described below.

Severance and Change in Control Benefit Plan
On March 2013, the Compensation Committee approved the Severance and Change in Control Benefit Plan (“Severance Plan”) for executive officers and other key employees, including the Named Executive Officers. Upon acceptance by a participant, the Severance Plan superseded and replaced certain existing severance agreements. The Compensation Committee has the authority to designate the participants in the Severance Plan and the level of benefits each such participant will be eligible to receive upon a qualifying termination of employment.
Under the Severance Plan, upon a termination of a participant’s employment by the Company without “cause” or the resignation by a participant for “good reason” (each, an “Involuntary Termination”), or upon an Involuntary Termination in connection with, or within 12 months following, a “change in control” (a “Change in Control Termination”), participants in the Severance Plan generally will be entitled to receive the following severance benefits:

•
a lump sum cash payment equal to the sum of (a) either 6, 9 or 12 months of the participant’s monthly base salary, and (b) a pro-rata portion of the participant’s target annual bonus calculated at 100% of target levels for the year of termination (the “Pro-rata Target Bonus”);

•	Company-paid COBRA premiums for continued health insurance for up to 6, 9 or 12 months;

•	in certain cases, accelerated vesting of all or a portion of the participant’s then-outstanding equity awards; and

•
an extended period of time to exercise any outstanding vested stock options (and other vested equity awards which carry a right to exercise) held by such participants as of the date of termination, which extended exercisability period will end upon the earlier of (a) one year following the date of termination and (b) the date on which the original term of such equity awards would otherwise expire.

Receipt of the above benefits is subject to the participant’s execution and non-revocation of a release of claims against Enphase and continued compliance with certain restrictive covenants.
The amount of cash severance, the duration of the COBRA payment period, and the percentage of accelerated vesting of equity awards, if any, varies based on the participant’s designation as a Tier I Participant, Tier II Participant or Tier III Participant and whether the termination is an Involuntary Termination or a Change in Control Termination, as set forth in the table below.

	Cash Severance(1)		COBRA Premiums		Accelerated Vesting of Equity Awards(2)
	Involuntary Termination	Change in Control Termination	Involuntary Termination	Change in Control Termination	Involuntary Termination	Change in Control Termination
Badrinarayanan Kothandaraman	12 months	12 months	12 months	12 months	25%	100%
Humberto Garcia	6 months	9 months	6 months	9 months	None	100%
David Ranhoff	12 months	12 months	12 months	12 months	25%	100%

(1)	Participants are also entitled to receive the Pro-rata Target Bonus.

29.

(2)	Participants also will have an extended period of time to exercise outstanding equity awards, as described in the fourth bullet above.
In addition, unless otherwise provided in an agreement between a participant and us, if any payments or benefits that a participant would receive in connection with a change in control of us would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and such payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will either be (1) provided to the participant in full or (2) reduced to such lesser amount that would result in no portion of such payments being subject to the excise tax, whichever amount after taking into account all taxes, including the excise tax, would result in the participant’s receipt, on an after-tax basis, of the greatest amount of such payments.
For purposes of the Severance Plan, the following definitions apply:
“Cause,” as determined by the Board acting in good faith and based on information then known to it, means the participant’s: (i) refusal or failure to perform the participant’s material, lawful and appropriate duties; (ii) material violation of Company policy or any written agreement between the Company and the participant; (iii) repeated unexplained or unjustified absence from the Company; (iv) intentional or negligent misconduct; (v) conviction of, or the entering of a plea of nolo contendere with respect to, any felony or a crime involving moral turpitude; (vi) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the participant owes an obligation of non-disclosure as a result of the participant’s relationship with the Company; (vii) commitment of any act of fraud, embezzlement, misappropriation, dishonesty or breach of fiduciary duty against the Company that causes, or is likely to cause, material harm to the Company or its subsidiaries or is intended to result in substantial personal enrichment; or (viii) failure to cooperate with the Company in any investigation or formal proceeding, including any government investigation.
“Change in Control” means the occurrence of any of the following events:

•
any sale or exchange of the capital stock by the shareholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or

•
any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or

•	the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or

•
any “person” or “group” (as defined in the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 50% of the voting power of the Company then outstanding.

The term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
“Good Reason” means, without the participant’s written consent: (i) a material reduction or material adverse change in job duties, responsibilities or authority inconsistent with the participant’s position with the Company; provided, however, that any such reduction or change after a Change in Control (or similar corporate transaction that does not constitute a Change in Control) shall not constitute Good Reason by virtue of the fact that the participant is performing similar duties and responsibilities in a larger organization; (ii) a material reduction of the participant’s then current base salary, representing a reduction of more than 10% of the participant’s then current base salary; provided, that an across-the-board reduction in the salary level of all executive officers of the Company by the same percentage amount as part of a general salary level reduction shall not constitute such a material salary reduction; (iii) a material reduction of the participant’s target bonus opportunity; provided, that an across-the-board reduction in the target bonus opportunities of all executive officers of the Company shall not constitute such a material reduction in target bonus opportunity; (iv) the relocation of the principal place for performance of the participant’s duties to the Company to a location more than 50 miles from the Company’s then current location, which relocation is adverse to the participant, except for required travel on the Company’s business; (v) any material breach by the Company of the Severance Plan or any other written agreement between the Company and the participant; or (vi) the failure by any successor to the Company to assume the Severance Plan and any obligations under the Severance Plan; provided, that the participant gives written notice to the Company of the event forming the basis of the termination for Good Reason within sixty (60) days after the date on which the Company gives written notice to the participant of the Company’s affirmative decision to

30.

take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, the Company fails to cure such basis for the Good Reason resignation within 30 days after receipt of the participant’s written notice and the participant terminates his or her employment within 30 days following the expiration of the cure period.
DIRECTOR COMPENSATION
Non-Employee Director Compensation
Cash Compensation Arrangements
In June 2011, our Board adopted a non-employee director compensation policy, which became effective for all of our non-employee directors upon our IPO. In March 2013, the Compensation Committee approved certain changes to director compensation, which changes became effective on January 1, 2013. Under the non-employee director compensation policy in effect since January 2013, each member of our Board who is not our employee and not affiliated with a venture capital fund who is an investor in the Company is eligible for the following cash compensation for Board services:

Annual retainer Board member	$35,000
Additional retainer Audit Committee chair(1)	$18,000
Additional retainer Audit Committee member(2)	$8,000
Additional retainer Compensation Committee chair(1)	$12,000
Additional retainer Compensation Committee member(2)	$6,000
Additional retainer Nominating and Corporate Governance Committee chair(1)	$8,000
Additional retainer Nominating and Corporate Governance Committee member(2)	$3,000
Additional retainer Lead Independent Director	$20,000

(1)	Assumes five committee meetings per year, after which a $1,500 per meeting fee will apply.

(2)	Assumes five committee meetings per year, after which a $1,000 per meeting fee will apply.
All Board and committee retainers accrue and are payable on a quarterly basis at the end of each calendar quarter of service. We also reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board or committee meetings.
Equity Compensation Arrangements
Our non-employee director compensation policy provides that, upon election or appointment to our Board, each non-employee director will receive an initial stock option grant under our 2011 Plan with a target value of $120,000. The target value of the option grant is determined based on a trailing 30-day average closing stock price of our common stock as of the grant date using the Black-Scholes valuation model, with 25% of the shares vesting in four equal annual installments from the grant date, subject to the director's continuous service. In addition, on the date of each annual stockholders’ meeting, each non-employee director will automatically receive an option grant with a target value of $75,000 (determined in the same manner as described above) vesting over 12 months and the lead independent director will automatically receive an option grant with a target value of $20,000 vesting over 12 months. Both the initial and annual grants have an exercise price per share equal to the fair market value on the date of grant.
Director Compensation Table
The following table sets forth certain summary information for the year ended December 31, 2017 with respect to the compensation of our non-employee directors. Messrs. Nahi and Kothandaraman, as employees and executive officers, did not receive any additional compensation for serving on our Board.

2017 Director Compensation Table

31.

Name	Fees Earned or Paid in Cash ($)	Option Award(1) ($)	Total ($)
Steven J. Gomo	74,500	63,000	137,500
Benjamin Kortlang	—	50,000	50,000
Richard Mora	41,000	50,000	91,000
Thurman John Rodgers	33,000	175,000	208,000
John H. Weber	58,000	50,000	108,000

(1)
[The dollar amounts in this column represent the grant date fair value of stock options granted in fiscal year 2017 calculated in accordance with accounting standards relating to stock-based compensation excluding the effect of estimated forfeitures. For option awards, that amount is calculated by multiplying the Black-Scholes value determined as of the date of grant by the number of options awarded. For a discussion of the valuation methodology used, see Note 11-Stock-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on April 2, 2018.] These amounts do not necessarily correspond to the actual value realized from the option award. Furthermore, these amounts do not necessarily correspond to the target values of the option grants because the target values are determined based on a trailing 30-day average closing stock price of our common stock as of the grant date using the Black-Scholes valuation model.

As of December 31, 2017, Board members held the following numbers of options to purchase shares of our common stock: Mr. Gomo 309,511, Mr. Kortlang 223,463, Mr. Mora 210,453 Mr. Rodgers 135,301, and Mr. Weber 148,574.
Compensation Committee Interlocks and Insider Participation
Compensation Committee Interlocks and Insider Participation
Since November 2, 2017 the Compensation Committee has had two members: Messrs. Rogers and Mora. From January 9, 2017 to November 2, 2017 the Compensation Committee had three members: Messrs. Mora, Rodgers, and Weber. From February 2016 to January 9, 2017, the Compensation Committee was composed of two directors: Messrs. Mora and Weber. None of the members of our Compensation Committee have, at any time, been one of our officers or employees. None of our executive officers serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

32.

TRANSACTIONS WITH RELATED PERSONS
POLICY AND PROCEDURES FOR REVIEW OF RELATED PARTY TRANSACTIONS
In June 2011, our Board adopted an Amended and Restated Audit Committee Charter (“Audit Committee Charter”), which became effective upon the execution of the underwriting agreement for our IPO. The Audit Committee Charter provides that the Audit Committee will review and approve all related party transactions. This review will cover any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, and a related party had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party.
CERTAIN TRANSACTIONS WITH OR INVOLVING RELATED PERSONS
Since January 1, 2016, except as described below, we have not been a party to any transactions in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or holders of more than 5% of our capital stock, or any member of the immediate family of any of the above persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” section of this proxy statement.
September 2016 Offering.
In September 2016 we entered into an underwriting agreement (“Underwriting Agreement”) with Oppenheimer & Co. Inc. (the “Underwriters”) in connection with a registered underwritten public offering of our common stock. On September 23, 2016, we sold 13,000,000 shares of our common stock, at a price to the public of $1.20 per share. Benjamin Kortlang, a member of our Board, participated in this offering and purchased 600,000 shares of Common Stock.
Under our Code of Business Conduct and Ethics and the charter of the Audit Committee, the Audit Committee reviewed and approved these transactions.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Enphase stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Enphase. Direct your written request to: Corporate Secretary, Enphase Energy, Inc., 1420 N. McDowell Blvd., Petaluma, CA 94954. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

33.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Badrinarayanan Kothandaraman
Badrinarayanan Kothandaraman President and Chief Executive Officer
Petaluma, California
April 3, 2018
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to: Corporate Secretary, Enphase Energy, Inc., 1420 N. McDowell Blvd., Petaluma, CA 94954.

34.

PRELIMINARY - SUBJECT TO COMPLETION

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 P.M. Pacific Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ENPHASE ENERGY, INC. CORPORATE SECRETARY 1420 N. MCDOWELL BLVD PETALUMA, CA 94954

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 P.M. Pacific Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold
The Board of Directors recommends you vote FOR the following:		☐	☐
1	To elect the one nominee for director named below to hold office as a member of the Board of Directors until the 2021 annual meeting of stockholders.

Nominees
01 Badrinarayanan Kothandaraman

The Board of Directors recommends you vote FOR proposals 2, 4 and 5.						For	Against	Abstain

2	To approve, on an advisory basis, the compensation of the Company's named executive officers.					☐	☐	☐

4	To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 150,000,000.					☐	☐	☐

5	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.					☐	☐	☐

The Board of Directors recommends you vote 1 YEAR with respect to proposal 3.
					1 year	2 years	3 years	Abstain

					☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.
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ENPHASE ENERGY, INC.
Annual Meeting of Stockholders
May 17, 2018 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder appoints Badrinarayanan Kothandaraman and Humberto Garcia, or either of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ENPHASE ENERGY, INC. that the stockholder is entitled to vote at the Annual Meeting of stockholders to be held at 9:00 am, PDT on May 17, 2018 at the Enphase Energy, Inc., 1420 N. McDowell Blvd., Petaluma, California 94954, and any adjournment or postponement thereof with discretionary authority as any other business that may properly come before the meeting.

This proxy, when properly executed, will both be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the nominee listed in item 1, 1 year with respect to item 3, and FOR items 2, 4 and 5. If any other matters properly come before the meeting, the proxy holders named in this proxy will vote the shares in their discretion.

Continued and to be signed on reverse side